Item 77C

BUILDERS FIXED INCOME FUND, INC.

Submission of Matters to a Vote of Security Holders
Held on April 27, 2007

(a)           Special Meeting held on April 27, 2007.

(b1)	Approval of subadvisory agreement between Richmond Capital Management, Inc. and Capital Mortgage Management, Inc.

         Shares
For                       12,837,256
Against               0
Abstained          520,372

(b2)	Approval and Ratification of UHY LLP to serve as the Fund’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2006 and for the fiscal year ending December 31, 2007.

     Shares
For                       12,837,256
Against               0
Abstained          520,372